China Architectural Engineering Appoints New Director

CITIC Capital's Miu Cheung Brings 14 Years' Experience in Investment Banking, Corporate Finance and Direct Investment

ZHUHAI, China, & LOS ANGELES--(BUSINESS WIRE)--China Architectural Engineering Inc. (CAE) (NASDAQ: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it has appointed Miu Cheung, Managing Director and Head of the Structured Finance Group at CITIC Capital Holdings Ltd., to its Board of Directors.

Mr. Cheung has been with CITIC Capital Holdings Ltd. since 1999. In his current position, he is responsible for mezzanine investments and structured finance products. Prior to joining CITIC, he had worked with Commonwealth Bank of Australia, Société Générale Asia Ltd and Bank of China (Hong Kong). He holds an MBA from the Australian Graduate School of Management, and a Bachelor’s of Business Administration (Finance) from the University of Hong Kong. In all, he brings more than 14 years of experience in investment banking, corporate finance and investment management to his new position.

CITIC Capital Holdings Ltd. is a leading, China-focused investment management firm under the umbrella of the CITIC Group. Through its investment fund, CITIC Allco Investments Ltd., it is one of the lead investors in a $20 million financing package for CAE announced on April 18, 2008.

“We are pleased to have someone of Miu Cheung’s experience and expertise on the CAE board,” said Ken Yi Luo, China Architectural Engineering’s Chairman and CEO. “Mr. Cheung will be especially helpful to us as a seasoned manager in investment banking and other areas of corporate finance. We expect him to play a key role in our continued global expansion.”

To be added to China Architectural Engineering’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ: CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia’s major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, the United States and Eastern Europe.

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Contact:
At Investor Relations Intl:
Haris Tajyar, Managing Partner
Ph: 818-382-9702
htajyar@irintl.com